Exhibit 99.1

Physicians Formula Holdings, Inc. Announces First Quarter 2009 Results

AZUSA, CA (May 11, 2009) – Physicians Formula Holdings, Inc. (NASDAQ: FACE) (“Physicians Formula” or the “Company”) today announced financial results for the three months ended March 31, 2009.

Net sales for the first quarter of 2009 were $20.2 million, compared to $42.7 million for the same period in 2008. Net loss for the first quarter of 2009 was $(1.7) million, or $(0.13) per diluted common share, compared to net income of $5.0 million, or $0.34 per diluted common share for the first quarter of 2008.

Net cash used in operating activities during the first quarter of 2009 was $0.5 million.  As of March 31, 2009, line of credit borrowings net of restricted cash and cash equivalents were $19.3 million.  During the first quarter of 2008, net cash provided from operating activities was $4.1 million. As of March 31, 2008, total borrowings net of cash and cash equivalents were $19.9 million.

Ingrid Jackel, Chairwoman and CEO of Physicians Formula stated, “During the first quarter, we experienced a significant disconnect between our reported net sales and our retail sell-through due to the current retail environment. Sell-through of Physicians Formula at our retailer partners only experienced a mid single-digit decline in the first quarter of 2009. As anticipated, our results during the first quarter were adversely impacted by drastic changes in the retail environment compared to the first quarter of last year.”

The Company noted several factors that adversely impacted the Company’s results in the first quarter of 2009, as compared to the first quarter of 2008:

1)	During the first quarter of 2008, we received large pipeline orders from space gains at two major US retailers and most of our Canadian retailers, which were not repeated in 2009;

2)
Our drug chain retailers implemented unprecedented tight inventory control, which has led to destocking that began in the fourth quarter of 2008, and continued throughout the first quarter of 2009, which is typically a strong quarter for Physicians Formula due to the seasonality of our new products pipelines.  Specifically, our major retailers generally ordered approximately half of the number of pieces of any given new sku in the first quarter of 2009 compared to the first quarter of 2008;

3)
We decreased our promotional activity as planned, specifically with respect to large kits that made up a very large proportion of our promotional sales in 2008. In addition, we are only selling our promotional programs to each retailer’s top volume stores to reduce the return liability moving forward.

Ms Jackel noted, “Although we are disappointed with our first quarter results, we are confident that our strategy of industry-leading new product innovation is the key to our Company’s future success. Our core strategic initiatives for 2009 have been successfully implemented and we’re beginning to see favorable results.  Based on AC Nielsen data for the twelve weeks ended April 18, 2009, our 2009 new items are more productive on a dollar sales per sku basis than our 2008 new items. Our Mineral Wear new items are fulfilling their objective to continue to strengthen our position as the number two masstige mineral face brand with the largest increase in market share among masstige mineral face brands from the 52-week to 12-week period, providing us with the number one market share among all mineral face powder price points in the food, drug and mass channels.

Our new Organic Wear products are more productive on a dollar sales per sku basis than the previous Organic Wear new product batch with strong performers in new segments. Our new Organic Wear mascara was awarded Best Lash- and Earth-Friendly Mascara in Oprah magazine in April and Best Eco-Friendly mascara in Self magazine in May.

Finally, our Bronzer initiative has already provided us with the category’s top sellers as the number one and number two best-selling new bronzers in the food, drug and mass channels in the 12 weeks ended April 18, 2009, and our new eye makeup products are on the top of our new product charts at every retailer. We have received unprecedented press coverage on this year’s innovations with already over 800 press mentions to date in major national and regional publications and websites; a testament to the continued high level of introductions.”

Outlook

In April of 2009, one of our largest retailer customers informed the Company of its decision to discontinue selling Physicians Formula products in 2010 as part of a change in strategy affecting its entire chain. This change in strategy includes a reduction in the total space allocated to the entire cosmetics category in its stores in 2010.  Despite Physicians Formula’s strong performance at this retailer, which includes a compound annual growth rate in shipments of 16% for the past 5 years, the brand was not included in the retailer’s new strategic plans.  This customer accounted for 16% of the Company’s gross sales for the year ended December 31, 2008. This change is expected to have a material negative impact on the Company’s net sales beginning in the second quarter of 2009, as this retailer has already begun reducing its inventory levels of Physicians Formula’s products.

Ms. Jackel stated, “We are obviously very disappointed with the decision made by this retail partner despite our strong performance and a long-term and very successful relationship. We are already taking actions to mitigate the impact of this decision including, but not limited to, reducing workforce levels, implementing cost controls, reducing capital expenditures, as well as re-evaluating various non-strategic marketing and administrative costs.”

In 2009, management will continue to focus on building the Physicians Formula brand and its franchises in an effort to increase Physicians Formula’s share of the masstige market over the long term while working on new initiatives to expand the company’s distribution channels in 2010.

“During this time of the year, we begin our high-level discussions with our retail partners to introduce our new 2010 initiatives. Our presentations to date have been extremely positive and the vast majority of our retailers have received the 2010 innovations with a very high level of enthusiasm. I am very proud of the continued product and marketing innovation generated by the Physicians Formula team,” continued Ms. Jackel.

“While the current consumer environment makes this a challenging time for everyone, we have been in business for over 70 years and we believe we are well positioned to continue building our brand and leading innovation in the masstige market for years to come.  Physicians Formula’s mission to develop differentiated, high-quality solutions that address women’s skin imperfections has resulted in our reputation as a category-changing growth brand in the food, drug and mass channels for the past decade. We strongly believe our identity as a problem-solving brand positions us well in an environment where the consumer is faced with difficult spending choices.”

U.S. Market Share Data ($ Share)

Based on retail sales data provided by ACNielsen, the Company’s approximate share of the masstige market, as defined below, was 7.9% for the 52 weeks ended April 18, 2009 compared to 8.1% for the same period in the prior year. This represents a 2% increase in dollar sales, compared to growth of 4% for the overall masstige market during this period, or a 2.5% decrease in the Company’s share of the masstige market.

The Company defines the masstige market as products sold in the mass market channel under the following premium-priced brands: Physicians Formula, Almay, L'Oreal, Max Factor, Neutrogena, Revlon, OPI, Borghese and Iman. ACNielsen is an independent research entity and its data does not include retail sales from Wal-Mart, the Company’s largest customer, and Canada. In addition, ACNielsen data is based on sampling methodology, and extrapolates from those samples, which means that estimates based on that data may not be precise. The Company’s estimates have been based on information obtained from our customers, trade and business organizations and other contacts in the market, in which the Company operates, as well as management's knowledge and experience in the market in which the Company operates.

Conference Call

The conference call is scheduled to begin today, May 11, 2009, at 10:00 a.m. Pacific Time. Participants may access the call by dialing 877-941-2333 (domestic) or 480-629-9723 (international). In addition, the call will be webcast via the Company's Web site at www.physiciansformula.com, Investor Relations, where it will also be archived for two weeks. A telephone replay will be available through Monday, May 25, 2009. To access the replay, please dial 800-406-7325 (domestic) or 303-590-3030 (international), passcode 4063358.

About Physicians Formula Holdings, Inc.

Physicians Formula is an innovative cosmetics company operating in the mass market prestige, or "masstige", market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium-priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in approximately 29,500 stores including stores operated by Wal-Mart, Target, CVS, Walgreens and RiteAid.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, forward-looking statements can be identified by words such as "anticipates," "estimates," "expects," "believes," "plans," "predicts," and similar terms. In particular, this press release may include forward-looking statements about management’s expectations regarding the Company’s strategy, market share and financial information. These forward-looking statements are based on current expectations, estimates and projections about the Company's business and its industry, based on management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and the Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to: the loss of one or more of the Company’s retailer customers; the demand for the Company's products;  the Company's ability to expand its product offerings; the competitive environment in the Company's business; the Company's operations and ability to achieve cost savings; the effect of technological and regulatory changes; the Company's cash needs and financial performance; the Company’s ability to comply with the financial covenants in its debt agreement; changes in general economic or market conditions; and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's filings with the SEC, and available at www.physiciansformula.com and the SEC's website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

PHYSICIANS FORMULA HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(Dollars in thousands, except share data)

	Three Months Ended March 31,
	2009	2008

NET SALES	$20,174	$42,661
COST OF SALES	10,431	18,946
GROSS PROFIT	9,743	23,715
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	12,774	14,876
(LOSS) INCOME FROM OPERATIONS	(3,031)	8,839
INTEREST EXPENSE-NET	208	358
OTHER EXPENSE	57	87
(LOSS) INCOME BEFORE INCOME TAXES	(3,296)	8,394
(BENEFIT) PROVISION FOR INCOME TAXES	(1,582)	3,375
NET (LOSS) INCOME	$(1,714)	$5,019

NET (LOSS) INCOME PER COMMON SHARE:
Basic	$(0.13)	$0.36
Diluted	$(0.13)	$0.34

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
Basic	13,577,118	14,095,834
Diluted	13,577,118	14,579,437

PHYSICIANS FORMULA HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(Dollars in thousands, except share data)

	March 31,	December 31,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3	$620
Restricted cash	4,768	-
Accounts receivable, net of allowance for bad debts of $1,052 and $838	26,332	29,186
Inventories	30,070	29,694
Prepaid expenses and other current assets	1,797	1,515
Income tax receivables	559	-
Deferred income taxes—net	10,003	9,224
Total current assets	73,532	70,239
PROPERTY AND EQUIPMENT—Net	4,091	4,138
OTHER ASSETS—Net	3,942	2,838
INTANGIBLE ASSETS—Net	36,440	36,881
TOTAL	$118,005	$114,096

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Bank overdraft	$565	$-
Accounts payable	11,318	11,212
Accrued expenses	1,396	1,523
Trade allowances	8,651	4,580
Sales returns reserve	9,951	12,613
Income taxes payable	-	1,675
Line of credit borrowings	24,107	7,935
Current portion of long-term debt	-	10,500
Total current liabilities	55,988	50,038

OTHER LONG-TERM LIABILITIES	984	1,022
DEFERRED INCOME TAXES—NET	10,882	11,475

COMMITMENTS AND CONTINGENCIES (NOTE 9)
STOCKHOLDERS' EQUITY:
Series A preferred stock, $.01 par value—10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value—50,000,000 shares authorized, 13,577,118 shares issued and outstanding	136	136
Additional paid-in capital	59,272	58,968
Retained (deficit)	(9,257)	(7,543)
Total stockholders' equity	50,151	51,561
TOTAL	$118,005	$114,096

(FACE/F)

Contact:	John Mills / Anne Rakunas
ICR, Inc.
(310) 954-1100